Addendum to Management
                          Agreement between Lord Abbett
                     Investment Trust and Lord, Abbett & Co.
                    DATED SEPTEMBER , 1997 (THE "AGREEMENT")


         Lord, Abbett & Co. and Lord Abbett Investment Trust (the "Trust") on behalf of Lord Abbett Strategic Core Plus Series ("Fund Series") do hereby agree that the annual management fee rate for the Fund Series with respect to paragraph 2 of the Agreement shall be .50% of 1% of the average daily net assets of the Fund Series.

         For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Series.





                               LORD, ABBETT & CO.


                          BY: ________________________
                                Managing Partner


                          LORD ABBETT INVESTMENT TRUST
              (on behalf of Lord Abbett Strategic Core Plus Series)


                           BY: _______________________
                                 Vice President




Dated: September     , 1997